ADMINISTRATION, SHAREHOLDER SERVICES AND DISTRIBUTION PLAN

         SECTION 1. Seligman Time Horizon 30 Fund (the "Fund"), a Fund of Seligman Time Horizon/Harvester Series, Inc. (the "Series") will pay fees to Seligman Advisors, Inc., the principal underwriter of its shares (the "Distributor"), for administration, shareholder services and distribution assistance for the Class A, Class B, Class C and Class D shares of the Fund. As a result, the Fund is adopting this Administration, Shareholder Services and Distribution Plan (the "Plan") pursuant to Section 12(b) of the Investment Company Act of 1940, as amended (the "Act") and Rule 12b-1 thereunder.

         SECTION 2. Pursuant to this Plan, the Fund may pay to the Distributor a shareholder servicing fee of up to .25% on an annual basis, of the average daily net assets of the Fund (payable quarterly with respect to Class A and monthly with respect to Class B, Class C and Class D); provided, however, that any such servicing fee payable by the Fund to the Distributor shall be reduced by an amount equal to any servicing fee payments made to the Distributor by an Underlying Fund (as that term is defined in the Prospectus of the Series) pursuant to such Underlying Fund's Administration, Shareholder Services and Distribution Plan as a result of the ownership by the Fund of the shares of such Underlying Fund. In addition, pursuant to the Plan, the Fund may pay to the Distributor a distribution fee of .75% on an annual basis, payable monthly, of the average daily net assets of the Fund attributable to the Class B Shares and a distribution fee of up to .75% on an annual basis, payable monthly, of the average daily net assets of the Fund attributable to Class C and Class D shares. Such fees will be used in their entirety by the Distributor to make payments for administration, shareholder services and distribution assistance, including, but not limited to (i) compensation to securities dealers and other organizations (each, a "Service Organization" and collectively, the "Service Organizations"), for providing distribution assistance with respect to assets invested in the Fund, (ii) compensation to Service Organizations for providing administration, accounting and other shareholder services with respect to Fund shareholders, and
(iii) otherwise promoting the sale of shares of the Fund, including paying for the preparation of advertising and sales literature and the printing and distribution of such promotional materials and prospectuses to prospective investors and defraying the Distributor's costs incurred in connection with its marketing efforts with respect to shares of the Fund. To the extent a Service Organization provides administration, accounting and other shareholder services, payment for which is not required to be made pursuant to a plan meeting the requirements of Rule 12b-1, a portion of the fee paid by the Fund shall be deemed to include compensation for such services. The fees received from the Fund hereunder in respect of the Class A shares may not be used to pay any interest expense, carrying charges or other financing costs, and fees received hereunder may not be used to pay any allocation of overhead of the Distributor. The fees of any particular class of the Fund may not be used to subsidize the sale of shares of any other class. The fees payable to Service Organizations from time to time shall, within such limits, be determined by the Directors of the Series.



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         SECTION 3. J. & W. Seligman & Co. Incorporated, the Series' investment manager (the "Manager"), in its sole discretion, may make payments to the Distributor for similar purposes. These payments will be made by the Manager from its own resources, which may include the management fee that the Manager receives from the Series.

         SECTION 4. This Plan shall continue in effect through December 31 of each year so long as such continuance is specifically approved at least annually by vote of a majority of both (a) the Directors of the Series and (b) the Qualified Directors, cast in person at a meeting called for the purpose of voting on such approval.

         SECTION 5. The Distributor shall provide to the Series' Directors, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         SECTION 6. This Plan may be terminated by the Fund with respect to any class at any time by vote of a majority of the Qualified Directors of the Series, or by vote of a majority of the outstanding voting securities of such class. If this Plan is terminated in respect of a class, no amounts (other than amounts accrued but not yet paid) would be owed by the Fund to the Distributor with respect to such class.

         SECTION 7. All agreements related to this Plan shall be in writing, and shall be approved by vote of a majority of both (a) the Directors of the Series and (b) the Qualified Directors, cast in person at a meeting called for the purpose of voting on such approval, provided, however, that the identity of a particular Service Organization executing any such agreement may be ratified by such a vote within 90 days of such execution. Any agreement related to this Plan shall provide:

     A. That such agreement may be terminated in respect of any class of the Fund at any time, without payment of any penalty, by vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting securities of the class, on not more than 60 days' written notice to any other party to the agreement; and

     B. That such agreement shall terminate automatically in the event of its assignment.

         SECTION 8. This Plan may not be amended to increase materially the amount of fees permitted pursuant to Section 2 hereof without the approval of a majority of the outstanding voting securities of the relevant class and no material amendment to this Plan shall be approved other than by vote of a majority of both (a) the Directors of the Series and (b) the Qualified Directors, cast in person at a meeting called for the purpose of voting on such approval. This Plan shall not be amended to reduce the distribution fee payable to the Distributor pursuant to Section 2 hereof in respect of Class B shares, unless the shareholder servicing fee payable pursuant to Section 2 hereof for compensation to Service Organizations for providing administration, accounting and other shareholder services has been eliminated,



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provided, however that the distribution fee in respect of Class B shares may be reduced without change to the shareholder servicing fee, if and to the extent required in order to comply with any applicable laws or regulations, including applicable rules of the National Association of Securities Dealers, Inc. regulating maximum sales charges.

         SECTION 9. The Fund is not obligated to pay any administration, shareholder services or distribution expense in excess of the fee described in
Section 2 hereof, and, in the case of Class A shares, any expenses of administration, shareholder services and distribution of Class A shares of the Fund accrued in one fiscal year of the Fund may not be paid from administration, shareholder services and distribution fees received from the Fund in respect of Class A shares in any other fiscal year.

         SECTION 10. As used in this Plan, (a) the terms "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission and (b) the term "Qualified Directors" shall mean the Directors of the Series who are not "interested persons" of the Series and have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan.






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